Exhibit 4.5
               CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS
                           OF SERIES C PREFERRED STOCK

                        LUND INTERNATIONAL HOLDINGS, INC.

             Pursuant to Section 151 of the General Corporation Law
                            of the State of Delaware


           The undersigned, Dennis W. Vollmershausen, hereby certifies that:

           A. He is the duly elected and acting President and Chief Executive Officer of LUND INTERNATIONAL HOLDINGS, INC., a Delaware corporation (the "Corporation").

           B. Pursuant to authority given by the Corporation's Certificate of Incorporation, as amended through the date hereof (the "Certificate of Incorporation"), the Board of Directors of the Corporation duly adopted the following resolutions as of December 20, 2000 creating a new series of 30,000 shares of Preferred Stock designated as "Series C Preferred Stock."

           C. The resolutions contained herein have not been modified, altered or amended and are presently in full force and effect.


           RESOLVED, that pursuant to the authority expressly vested in the Board of Directors of the Corporation by Article Fourth of the Certificate of Incorporation, the Board of Directors hereby fixes and determines the powers, preferences, rights and limitations of a series of Preferred Stock, which shall consist of 30,000 shares and shall be designated as Series C Preferred Stock (the "Series C Preferred Stock"), as follows:

4B.        Series C Preferred Stock.

           (i) Designation: Stated Value. There shall be a series of Preferred Stock designated as "Series C Preferred Stock." The number of shares initially constituting such series shall be 30,000. In the event that additional shares of Series C Preferred Stock are required for the payment of dividends as described below, the Corporation shall amend this Certificate to increase the number of shares of Series C Preferred Stock; provided, however, that the Corporation shall only be required to amend such number up to the number of shares of preferred stock that is authorized, unissued and undesignated at such time. The Series C Preferred Stock shall have a stated value of $1,000.00 per share (the "Series C Stated Value"). Shares of Series C Preferred Stock may be issued from time to time upon payment therefore pursuant to that certain Investment Agreement, dated as of December 28, 2000, by and between the Corporation and LIH Holdings IV, LLC (the "Investment Agreement"). Each issuance pursuant to the Investment Agreement is hereinafter referred to as a "Tranche" and the shares issued in each Tranche are hereinafter referred to as "Tranche Shares."



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           (ii) Rank. The Series C Preferred Stock shall, with respect to dividend and other distribution rights, and rights on liquidation, dissolution and winding up, rank (i) part passu with any class of capital stock or series of Preferred Stock hereafter created which expressly provides that it ranks part passu with the Series C Preferred Stock as to dividends, other distributions, liquidation preference and/or otherwise (collectively, the "Parity Securities"),
(ii) junior to the Series B Preferred Stock, and (iii) senior to (x) the Common Stock, the Class B Common Stock and all other securities of any class or classes (however designated) of the Corporation (other than the Series B Preferred Stock) the holders of which have the right, without limitation as to amount, after payment on any securities entitled to a preference on dividends or other distributions upon any dissolution, liquidation or winding up, either to all or to a share of the balance of payments upon such dissolution, liquidation or winding up (collectively, the "Common Stock Instruments") and (y) any other class of capital stock or series of Preferred Stock hereafter created which does not expressly provide that it ranks pari passu with, or senior to, the Series C Preferred Stock as to dividends, other distributions, liquidation preference and/or otherwise (collectively, the "Junior Securities"). The terms "Parity Securities" and "Junior Securities" as used herein with respect to any class or series of capital stock shall only be deemed to refer to such class or series to the extent it ranks (i) pari passu with or (ii) no pari passu with, as applicable, the Series C Preferred Stock with respect to dividends, other distributions, liquidation preference or otherwise. The Corporation shall not issue any securities ranking senior to or pari passu with the Parity Securities with respect to dividends, distributions, liquidation preference or otherwise unless a majority in interest of the Series C Preferred Stock, voting as a class, shall have approved such a proposed issuance.

           (iii)     Dividends.

                     (a) The holders of shares of Series C Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, to the extent such dividends are legally available therefore in accordance with the Delaware General Corporation Law, a dividend on shares of Series C Preferred Stock hold (whether such shares are Tranche Shares or issued as a dividend on Tranche Shares as provided below ("Tranche Dividend Shares")), payable by the issuance of additional shares of Series C Preferred Stock, as provided below, quarterly on the last day of each March, June, September and December, commencing on the first of such dates following the date of an issuance of Series C Preferred Stock (whether Tranche Shares or Tranche Dividend Shares), (each such date hereinafter referred to as a "Series C Dividend Payment Date"), except that if such date is not a Business Day, then such dividend shall be payable on the next succeeding Business Day, to the holders of record as they appear on the register of the Corporation for the Series C Preferred Stock of the Corporation five Business Days prior to such Dividend Payment Date (the "Series C Dividend Record Date").

                     Dividends on the Series C Preferred Stock shall accrue and be paid at a rate per annum by distributing that number of shares of Series C Preferred Stock with a Stated Value equal to 12% of the Stated Value of each share of Series C Preferred Stock outstanding on a Series C Dividend Record Date with respect to such Series C Dividend Payment Date. No fractional shares shall be issued; provided, however, that fractional shares, if any, shall accrue and shall be issued when a whole number is accumulated.

                     (b) Dividends on the Series C Preferred Stock shall be cumulative and shall accrue from the date of issuance whether or not such dividends have been declared or paid.

                     (c) For so long as any shares of Series C Preferred Stock shall be outstanding, no dividend or distribution, whether in cash, stock or other property, shall be paid, declared and set apart for payment or made on any date on or in respect to any Junior Securities and no payment on account of the redemption, purchase or other acquisition or retirement for value by the Corporation shall be made on any date of shares of Junior Securities unless, in each case, the full amount of unpaid dividends accrued on all outstanding shares of Series C Preferred Stock shall have been paid or contemporaneously are declared and paid; provided, however, that the foregoing provisions of this sentence shall not prohibit (i) a dividend payable solely in shares of Common Stock Instruments or any other Junior Securities, or (ii) the acquisition of any shares of any Common Stock Instruments or any other Junior Securities upon conversion or exchange thereof into or for any shares of any other class of Common Stock Instruments or other Junior Securities.

           (iv)      Redemption and Retirement of Series C Preferred Stock.

                      (a) Redemption by Corporation. The Series C Preferred Stock shall be redeemed by the Corporation only upon satisfaction of each of the conditions for redemption set forth in that certain Capital Call Agreement, dated as of November 13, 2000, by and among the Corporation, Harvest Partners III, L.P. and Agent (as the same may be amended, restated, supplemented or otherwise modified from time to time, the "Capital Call Agreement"). Notwithstanding the foregoing, the Series C Preferred Stock shall be redeemable upon demand by the Corporation in the event that certain Credit Agreement, dated February 27, 1998 (as such agreement has from time to time been amended, supplemented or otherwise modified, including without limitation that certain Waiver and fourth Amendment to Credit Agreement dated as of November 13, 2000 and as it may hereafter be further amended, restated, supplemented, modified, refinanced or replaced (the "Credit Agreement")), by and among the Corporation, Lund Industries, Incorporated, Deflecta-Shield Corporation, Belmor Autotron Corp., DFM Corp., Auto Ventshade Company, Smittybilt, Inc., Lund Acquisition Corp., BAC Acquisition Co., Trailmaster Products, Inc., Delta III, Inc., Ventshade Holdings, Inc., Heller Financial, Inc., individually as a Lender and in its capacity as Agent, and the other Lenders which are signatories thereto, is terminated and all obligations thereunder are indefeasibly repaid in full in cash.

                     (b) Payment of Series C Redemption Price. On the Series C Redemption Date (as hereinafter defined), if permitted by law, the Corporation shall pay to the holder of each share of Series C Preferred Stock being redeemed, upon surrender by such holder at the Corporation's principal executive office of the certificate representing such share, duly endorsed in blank or accompanied by an appropriate form of assignment, the Series C Redemption Price. As used herein, the "Series C Redemption Price" means the sum of (x) the Series C Stated Value, plus (y) an amount equal to all accrued and unpaid dividends thereon to the Series C Redemption Date.

                     (c) Redeemed or Otherwise Acquired Shares Not to be Reissued; Shares Not Acquired. All shares of Series C Preferred Stock redeemed pursuant to this Part (iv) of Section 4B or otherwise acquired by the Corporation shall be retired and shall not thereafter be reissued as Series C Preferred Stock, but shall revert to the status of authorized, undesignated and unissued preferred stock. In the event that the Second Capital Call, as defined in the Investment Agreement, does not occur, 5,000 shares of Series C Preferred Stock plus any shares of Series C Preferred Stock that were reserved for dividends thereon, shall be retired and shall not thereafter be reissued as Series C Preferred Stock, but shall revert to the status of authorized, undesignated and unissued preferred stock.

                     (d) Determination of Number of Each Holder's Shares to be Redeemed. If, for any reason, less than all of the outstanding shares of Series C Preferred Stock are to be redeemed pursuant to Part
           (iv)(a) of this Section 4B, the Corporation shall determine the shares held by each holder of Series C Preferred Stock to be redeemed as hereinafter provided. The number of shares to be redeemed from each holder thereof shall be the number of shares determined by multiplying the total number of shares to be redeemed times a fraction, the numerator of which shall be the total number of shares of Series C Preferred Stock then held by such holder and the denominator of which shall be the total number of shares of Series C Preferred Stock then outstanding.

                     (d) Notice of Redemption. Notice of any redemption of Series C Preferred Stock pursuant to Part (iv)(a) of this Section 4B, specifying the time and place of redemption and the Series C Redemption Price (the "Series C Redemption Date"), shall be mailed by certified or registered mail, return receipt requested, to each holder of record of shares to be redeemed, at the address for such holder shown on the Corporation's records, not less than 15 days prior to the date on which such redemption is to be made; provided, that neither failure to give such notice nor any defect therein shall affect the validity of the proceeding for the redemption of any shares of Series C Preferred Stock to be redeemed. Such notice shall also specify the number of shares of each holder thereof and the certificate numbers thereof which are to be redeemed. In case less than all the shares represented by any certificate re redeemed, a new certificate representing the unredeemed shares shall be issued to the holder thereof without cost to such holder. Upon receipt of any such notice, the holder of the shares being redeemed shall deliver to the Corporation the certificate(s), duly endorsed for transfer, representing the shares to be redeemed; provided, however, that any failure by a holder to deliver such certificate(s) shall not in any way affect the status of such shares, upon tender by the Corporation of the Series C Redemption Price, as redeemed and canceled.

                     (f) Dividends After Redemption Date. Unless the Series C Redemption Price in respect of a share of Series C Preferred Stock is not made available in full to the holder thereof, from and after the Series C Redemption Date, such share of Series C Preferred Stock shall not be entitled to any dividends accruing after such date, all rights of the holder of such share, as a stockholder of the Corporation by reason of the ownership of such share, shall cease, except the right to receive the Series C Redemption Price of such share upon the presentation and surrender of the certificate representing such share, and such share shall not after such date be deemed to be outstanding for any purpose.

           (v)       Liquidation Rights.

                     (a) Upon the dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, the holders of outstanding shares of Series C Preferred Stock shall be entitled to receive for each such share, out of the assets of the Corporation available for distribution to stockholders, before any payment or distribution to stockholders and before any payment or distribution shall be made to the holders of Common Stock or any other Junior Securities upon liquidation, an amount in cash equal to the sum (the "Series C Liquidation Value") of (x) the Series C Stated Value, plus
           (y) an amount equal to all accrued and unpaid dividends in respect of such share to the date of final distribution.

                     (b) After the payment to the holders of the Series C Preferred Stock of the full preferential amounts provided for in this Part (v) of Section 4B, the holders of the Series C Preferred Stock as such shall have no right or claim to any of the remaining assets of the Corporation.

                     (c) If, upon any such liquidation, dissolution or other winding up of the affairs of the Corporation, the assets of the Corporation are insufficient to permit the payment in full of the Series C Liquidation Value for each share of Series C Preferred Stock then outstanding and the full liquidating payment on all Parity Securities, then the assets of the Corporation remaining shall be ratably distributed among the holders of Series C Preferred Stock and of any Parity Securities in proportion to the full amounts to which they would otherwise be respectively entitled if all amounts thereon were paid in full.

                     (d) Neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all the property or assets of the Corporation nor the consolidation, merger or other business combination of the Corporation with or into one or more corporations shall be deemed to be a liquidation, dissolution or winding-up voluntary or involuntary, of the Corporation.

           (vi)      Conversion.

                     (a) Each share of Series C Preferred Stock shall be convertible, at the option of the holder at any time, into that number of shares of Common Stock equal to the Series C Liquidation Value divided by the Fair Market Value, as described below, per share of Common Stock on the date of notice of conversion (the "Series C conversion Ratio"). For purposes of this Section 4B (vi)(a), Fair Market Value means the average of the closing sale price for the Common Stock for the twenty (20) business days prior to the date of conversion as reported on the largest securities exchange on which such shares are listed; and if not so listed, as reported on Nasdaq National or Small Cap market and if such shares are not listed on either a national securities exchange or on the Nasdaq National or Small Cap markets, then on the Nasdaq Bulletin Board, and if the Common Stock is not, for the twenty (20) business days prior to the date of conversion, quoted on the bulletin board, any national exchange or automated quotation system, means the value determined by the independent members of the Board of Directors of the Corporation. Independent members shall mean those directors who are not affiliates of Harvest Partners III, L.P. or the Chief Executive Officer of the Corporation.

                     (b) Each conversion of shares of Series C Preferred Stock into shares of Common Stock will be effected by the surrender of the certificate or certificates representing the shares to be converted at the principal office of the Corporation (or such other office or agency of the Corporation as the Corporation may designate in writing to the holders of the Series C Preferred Stock) at any time during normal business hours. Each conversion will be deemed to have been effected as of the close of business on the date on which such certificate or certificates were surrendered. At such time, the rights of the holder of the converted Series C Preferred Stock (in its capacity as such) will cease certificates for shares of Common Stock are to be issued upon such conversion will be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby.

                     (c) Following each surrender of certificates pursuant to paragraph (b) above, the Corporation will issue and deliver, in accordance with the surrendering holder's instructions, (x) the certificate or certificates for Common Stock issuable upon such conversion, and (y) any cash payment required to be made pursuant to Part (vi)(a) of Section 4B.

                     (d) The issuance of certificates representing shares of Common Stock upon conversion of any shares of Series C Preferred Stock will be made without charge to the holders of such converted or newly issued shares for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Common Stock.

                     (e) The Corporation will at all times reserve and keep available out of its authorized but unissued shares of Common Stock the number of such shares sufficient for issuance upon conversion of the Series C Preferred Stock hereunder.

                     (f) The Corporation will not close its books against the transfer of Common Stock in any manner which would interfere with the timely conversion of Series C Preferred Stock.

                     (g) In the event the outstanding shares of Common Stock shall, after the determination of the Series C Conversion Ratio be further subdivided (split), or combined (reverse split), by reclassification or otherwise, or in the event of any dividend or other distribution payable on the Common Stock or Junior Securities in shares of Common Stock, Common Stock Instruments or Junior Securities, then, in each such case, the Series C Conversion Ratio in effect immediately prior to such event shall be adjusted so that each holder of shares of Series C Preferred Stock shall have the right to convert its shares of Series C Preferred Stock into the number of shares of the Common Stock which it would have owned after the event had such shares of Series C Preferred Stock been converted immediately before the happening of such event. Any adjustment under this Part (vi)(g) of Section 4B shall become effective as of the date and time the subdivision or combination becomes effective.

                     (h) In connection with any merger, consolidation, recapitalization, reorganization or similar transactions in which holders of Common Stock generally receive, or are given the opportunity to receive, consideration for their shares, then, in all such circumstances, unless otherwise approved by a majority of the holders of the then outstanding shares of Series C Preferred Stock voting as a separate class, all holders of Series C Preferred Stock shall be entitled to receive the same consideration per share for their shares (calculated as if such shares of Series C Preferred Stock, including cumulative dividends thereon, whether declared or paid, had been converted on a one-for-one basis into shares of Common Stock) as is received by the holders of Common Stock, including, but not limited to, form, amount and timing of payment.

           (vii) Voting Rights. Except as expressly provided herein or as required under the Delaware General Corporation Law, on all matters to be voted on by the Corporation's stockholders, holders of shares of Series C Preferred Stock will be entitled to no voting rights.

           RESOLVED, that the Board of Directors hereby authorizes and directs the officers of the Corporation, in the name of and on behalf of the Corporation, and to the extent required under its corporate seal, to execute and deliver any and all other instruments, certificates and other documents, and to do any and all other acts and things, including the expenditure of corporate funds, that said officers shall deem necessary or appropriate in order to fully carry out the intent and accomplish the purposes of the resolutions adopted hereby.

IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be hereunto affixed and this Certificate to be signed by Dennis W. Vollmershausen, its President and Chief Executive Officer, and attested by Edmund J. Schwartz, its Assistant Secretary, this 28th day of December, 2000.

                                 LUND INTERNATIONAL HOLDINGS, INC.


                                 By:  /s/ Dennis W. Vollmershausen
                                    --------------------------------------------
                                 Name:  Dennis W. Vollmershausen
                                 Title:  President and Chief Executive Officer

Attest:

/s/ Edmund J. Schwartz
------------------------------------------
Name:  Edmund J. Schwartz
Title:  Assistant Secretary